Exhibit 3.148
ARTICLES OF INCORPORATION
OF
SOUTHERN HOME CARE SERVICES, INC.
     The Incorporators of SOUTHERN HOME CARE SERVICES, INC. hereby propose and adopt for said corporation the following Articles of Incorporation:
I.
     The name of said corporation is:
SOUTHERN HOME CARE SERVICES, INC.
II.
     The said corporation shall have perpetual duration.
III.
     The corporation is organized under the provisions of the Georgia Business Corporation Code.
IV.
     The corporation is organized for the following ‘purposes:
     To own, operate, control, service and otherwise dea... -n and with convalescent care, private duty nursing services in homes, hospitals and nursing homes; to do any and all acts and things necessary, convenient, expedient, or in aid to accomplishment of the foregoing, and to engage in any other business venture deemed to be in the best interest of the corporation by the Board of Directors.
V.
     The corporation shall have authority to issue not more than 10,000 shares of common stock, all of which shall be with par value of $1.00 per share.
VI.
     The corporation shall not commence business until it shall have received not less than $500.00 working capital.
VII.
The initial registered office of the corporation shall. be 113 Sunnymeade Drive, Valdosta, Georgia 31601, and the initial registered agent of the corporation shall be LAURA M. MILLER, of that office and address.
VIII.
     The governing body of the corporation shall consist of a Board of Directors. The initial Board of Directors shall consist of two members whose names and addresses are as follows:.
LAURA M. MILLER
113 Sunnymeade Drive
Valdosta, GA 31601
MARTIN J. MILLER
113 Sunnymeade Drive
Valdosta, GA 31601
IX.
     The Incorporators of said corporation are LAURA M. MILLER and MARTIN J. MILLER, whose addresses are listed above.
     IN WITNESS WHEREOF, the said Incorporators have caused the execution of these Articles of Incorporation.

TILLMAN, McTIER, COLEMAN, TALLEY & NEWBERN

By:

Wade H. Coleman Attorneys for Incorporators
Post Office Box 1124
Valdosta, GA 31601